Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of 10/1/2024, by and between HCP OYSTER POINT III LLC, a Delaware limited liability company (“Landlord”) and SURROZEN OPERATING, INC., a Delaware corporation (F/K/A Surrozen, Inc.) (“Tenant”).

r e c i t a l s :

A.
Landlord and Tenant entered into that certain Lease dated August 4, 2016 (the “Original Lease”), as amended and supplemented by that certain (i) Notice of Lease Term Dates executed May 16, 2017 (the "NLTD") between Landlord and Tenant, (ii) Consent to Sublease Agreement dated January 11, 2018 (the "2018 Consent") by and among Landlord, Tenant and Pronuerotech, Inc. ("Subtenant I"), (iii) First Amendment to Consent to Sublease Agreement dated January 11, 2019 (the "2018 Consent Amendment") by and among Landlord, Tenant and Subtenant I; and (iv) Consent to Sublease Agreement dated May 2, 2024 (the “2024 Consent”) by and among Landlord, Tenant and Nura Bio, Inc. (“Subtenant II”). The Original Lease, NLTD, 2018 Consent, 2018 Consent Amendment, and 2024 Consent are sometimes collectively referred to as the "Lease".
B.
Pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space containing approximately 32,813 rentable square feet (the “Premises”) commonly known as Suite 400 (sometimes previously referred to as Suite 4) and located on the fourth (4th) floor of that certain building (the “Building”) located at 171 Oyster Point Blvd., South San Francisco, CA 94080. The parties acknowledge and agree that due to a scrivener's error, the Premises was incorrectly identified as having 32,750 rentable square feet in the NLTD.
C.
The parties now desire to amend the Lease to (i) extend the initial Lease Term (as defined in the Lease) for the Extended Term (as defined below), and (ii) otherwise modify certain terms and conditions of the Lease, all on the terms and conditions set forth in this First Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.
2.
Extended Term. The Lease Term, which is currently scheduled to expire on April 30, 2025, is hereby extended for a period of forty-eight (48) months (the "Extended Term"),

commencing on May 1, 2025 (the "Extended Term Commencement Date") and expiring on April 30, 2029.
3.
Base Rent.
3.1
Base Rent. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, subject to potential abatement under Section 3.2 below:

Period of Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per Rentable Square Foot of Premises
5/1/25 – 4/30/26	$2,323,160.40	$193,596.70	$5.9000
5/1/26 – 4/30/27	$2,404,471.01	$200,372.58	$6.1065
5/1/27 – 4/30/28	$2,488,627.50	$207,385.62	$6.3202
5/1/28 – 4/30/29	$2,575,729.46	$214,644.12	$6.5414
3.2
Abatement of Base Rent. Provided that Tenant does not exercise the Early Termination Option as defined and set forth in Section 7 below, Landlord shall thereafter abate Tenant's obligation to pay the monthly installments of Base Rent otherwise attributable to the Premises with respect to the following three (3) full calendar months (collectively, the “Base Rent Abatement”): January, February and March 2026.
4.
Direct Expenses. During the Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in accordance with the terms of the Lease. In connection with Tenant's Share of Direct Expenses, if the Project or Building, as the case may be, is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, at Landlord's election, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year that vary based on occupancy to determine the amount of Operating Expenses that would have been incurred had the Project or Building, as the case may be, been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.
5.
Condition of the Premises. Tenant is currently in possession of the Premises and shall continue its occupancy of the same in its current "AS IS" condition as of the Effective Date and the Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise set forth in the Lease, as hereby amended, including, without limitation, with respect to Landlord's ongoing repair and maintenance obligations thereunder.
6.
Extension Option. Tenant shall continue to have the extension option set forth in Section 2.2 of the Original Lease, except that (i) in lieu of two (2) five (5) year options, the Option Term as defined therein shall be revised to be one (1) four (4) year option and shall be the four (4)

year period immediately following the expiration of the Extended Term, and (ii) all references therein to the "initial Lease Term" shall mean and refer to the Extended Term.
7.
Early Termination Option. Tenant shall have the one-time option (the "Early Termination Option") to terminate the Lease, as hereby amended, effective as of April 30, 2026 (the "Termination Date"). To exercise the Early Termination Option, Tenant must deliver to Landlord the following: (i) on or before September 30, 2025, written notice of Tenant's exercise of the Early Termination Option (the "Termination Notice"); and (ii) on or before December 31, 2025, cash in the amount equal to $400,000.00 (the "Termination Consideration"). If Tenant properly and timely exercises the Early Termination Option in this Section 7, the Lease, as hereby amended, shall terminate at midnight on the Termination Date, and Tenant shall vacate and surrender exclusive possession of the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of the Lease, as hereby amended. Notwithstanding the foregoing provisions of this Section 7 to the contrary, at Landlord's option and in addition to any and all remedies available to Landlord, the Early Termination Option shall not be deemed to be properly exercised if as of the date Tenant delivers the Termination Notice to Landlord Tenant is in default under the Lease, as hereby amended, beyond all applicable notice and cure periods. In addition, the Early Termination Option is personal to the original Tenant executing this First Amendment and may not be assigned to or exercised by any other person or entity.
8.
Updates to Assignment and Subletting Provisions.
8.1
Change in Control. Effective as of the Effective Date, the text of Section 14.6 of the Original Lease shall be deleted and replaced with the following:

"For purposes of this Lease, the term "Transfer" shall also include: (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, or (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)‑month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.".

8.2
Net Worth Update. Effective as of the Effective Date, the text in clause (C) in Section 14.8 of the Original Lease "at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease" shall be deleted and replaced with the following: "and other financial indicators sufficient to meet Tenant’s obligations under the Transfer instrument in question and its obligations hereunder".

9.
LOC Bank and Ratings Update. Effective as of the Effective Date, the definitions of "Bank" and "Bank's Credit Rating Threshold" in Article 21 of the Original Lease shall be revised to mean the following (i.e., for purposes of a Bank satisfying such requirements for the L-C):

"The term “Bank” as used herein shall mean a money-center, solvent and nationally recognized bank listed on the most current list of Global Systemically Important Banks (G-SIBs) as of the Effective Date of the First Amendment, and otherwise acceptable to Landlord in its sole and absolute discretion, and that (i) accepts deposits, maintains accounts, has a local office in Redwood City and/or San Francisco which will accept draws on a letter of credit or allows draws by facsimile, and whose deposits are insured by the FDIC, (ii) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal, state, foreign, or common law; (iii) is not a “bridge bank” or other successor (whether by asset sale, merger, or otherwise) to any bank that was the original issuer of the L-C, or any entity that is under the control of the Federal Deposit Insurance Corporation as receiver or conservator, unless expressly approved in writing by Landlord in its sole and absolute discretion; and (iv) whose long-term, unsecured and unsubordinated debt obligations are rated of no less than “A” by Fitch Ratings Ltd. (“Fitch”) and a short term issuer rating of no less than “F1” by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service), unless otherwise expressly approved in writing by Landlord in its sole and absolute discretion (collectively, the “Bank's Credit Rating Threshold”)".

10.
Financial Information Update. Effective as of the Effective Date, with respect to Landlord's ability to request financial information from Tenant under Section 17 of the Original Lease, the fourth (4th) and fifth (5th) sentences therein shall be deleted and replaced with the following:

"At any time during the Lease Term, Landlord may require Tenant to provide Landlord with (i) a balance sheet for the most recent quarter-end date, (ii) a statement of cash flows for the most recent quarter-end date, and (iii) an income statement for the trailing twelve (12) month period ending on the most recent month-end date. Such financial statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant (or, if not so audited, the same shall be reviewed by a nationally recognized CPA firm and certified by an officer of Tenant). The Parties agree that if Tenant is subject to the financial reporting requirements of the Securities Exchange Commission, the financial statements filed by Tenant with the Securities and Exchange Commission (SEC) shall be deemed sufficient to satisfy the Landlord’s request for audited financial statements of the nature described in (i), (ii) and (iii) of this Section 17, unless Tenant fails to file its financial statements with the SEC in a timely manner."

11.
Utility Data. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building(s) pursuant to applicable laws or in connection with energy efficient and environmentally sustainable practices at the Building(s), and Tenant hereby (i) consents to all such disclosures, (ii) acknowledges that Landlord shall not be required to notify Tenant of any disclosures, and (iii) releases Landlord from any and all claims, damages and/or liabilities relating to, arising out of and/or resulting from any such disclosure. In the event that Tenant is permitted to contract directly for the provision of electricity, gas, water or other utility services to the Premises with the third-party provider as described in the Lease (as hereby amended), then (A) Tenant shall provide Landlord a copy of every invoice for such services within five (5) business days following Landlord's request, and (B) upon request of Landlord, Tenant shall provide Landlord with written authorization to any such utility company to release utility consumption information to Landlord (and such other information or authorization(s) as may be necessary for any such utility company to provide such information to Landlord). In addition, Tenant shall otherwise cooperate with Landlord as necessary for Landlord to obtain information and data on the energy and other utility services being consumed at the Premises, and Tenant agrees to take such further actions as are necessary in connection with the same (or to otherwise further the purposes of this Section 11). The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as hereby amended.
12.
Judicial Reference. Notwithstanding any provision to the contrary contained in the Lease (as hereby amended), the parties hereby waive, to the fullest extent permitted by applicable laws, the right to trial by jury in any litigation arising out of or relating to the Lease (as hereby amended). If the jury waiver provisions of the Lease (as hereby amended) are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of the Lease (as hereby amended) or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with the Lease (as hereby amended), Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with the Lease (as hereby amended). The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 12, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from

JAMS, the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with the Lease (as hereby amended). The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of the Lease (as hereby amended), and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 12. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 12 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.
13.
REIT Provision. Notwithstanding anything contained in the Lease, as hereby amended, to the contrary, Tenant shall not: (i) make a Transfer to an entity in which, under the Internal Revenue Code of 1986, as amended (the “Code”), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a “REIT Owner”), owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any Transfer or other action under Section 14.7 of the Lease, in a manner that would cause any portion of the amounts received by Landlord pursuant to the Lease, as hereby amended, to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.
14.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, other than CBRE, Inc., representing Landlord and Tenant (collectively, the

“Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 14 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
15.
Electronic Signatures. The parties agree that this First Amendment may be signed and/or transmitted by electronic mail of a .PDF document or electronic signature (e.g., DocuSign or similar electronic signature technology) and thereafter maintained in electronic form, and that such electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party's hand-written signature. The parties further consent and agree that the electronic signatures appearing on this First Amendment shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures.
16.
No Further Modification; Conflict. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall prevail.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:

HCP OYSTER POINT III LLC,
a Delaware limited liability company

By:	/s/ Scott Bohn
Name: Scott Bohn
Title: Chief Development Officer

TENANT:

SURROZEN OPERATING, INC.,
a Delaware corporation

By:	/s/ Chuck Williams
Name: Chuck Williams
Title: CFO & COO